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                                                                    EXHIBIT 10.1


                           EXCLUSIVE LICENSE AGREEMENT

     This Agreement is entered into this 3rd day of January, 1994, and replaces that certain Exclusive License Agreement between the parties dated the 2nd day of November, 1992, between Rudolf W. Gunnerman (herein called "Licensor"), and A-55, L.P., a Nevada limited partnership (herein called "Licensee"), based on the following facts:

     A. Incident to the formation of Licensee and in consideration of the issuance of partnership interests therein, Licensor is obligated to grant this Exclusive License.

     B. Licensor is and may in the future become the owner of certain Technology as hereinafter defined, which Licensee wishes to acquire the right to use in the Licensed Territory. Based on the foregoing the parties agree as follows:

                                 1. Definitions

     As used herein, the following terms shall have the meanings set forth below.

     1.1  "Field" means:

          (a) methods, processes, compositions and apparatuses for carrying out combustion for the generation of heat in internal combustion engines, either compression or spark-ignited;

          (b) aqueous fuels, including fuels described in the Patents, as well as (i) methods, processes, apparatuses



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and compositions for their production and (ii) methods, processes, compositions and apparatuses for their combustion; and

          (c) methods, processes, compositions and apparatuses used for production of chemicals, petrochemicals, plastics or pharmaceuticals utilized in connection with any of the above;

     1.2 "Patent" or "Patents" means all existing and future patents, patent applications, and like grants in the Licensed Territory that (i) concern or relate to the Field (including but not limited to the patents and patent applications listed in Exhibit A hereto) and that (ii) as of the date of this Agreement or during its term as defined below are or become owned or controlled by Licensor or in which Licensor otherwise has or acquires the power to grant rights thereunder, and all continuations, divisionals, continuations-in-part, substitutes, extensions, reissues, confirmations, registrations, revalidations, or additions of any of the foregoing.

     1.3 "Service Marks" or "Trademarks" means all existing and future Service Marks, Trademarks, applications for the same, and like grants in the Licensed Territory that (i) concern or relate to the Field (including but not limited to the Service Marks and Trademarks and applications therefor listed in Exhibit A hereto) and that (ii) as of the date of this Agreement or during its term as defined below are or



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become owned or controlled by Licensor or in which Licensor otherwise has or acquires the power to grant rights thereunder.

     1.4 "Technology" means all existing and future inventions, discoveries, information, data, know-how, trade secrets, methods, processes, expertise, confidential information, apparatuses, compositions and works of authorship, whether or not protected by patent, copyrights, service marks or trademarks that
(i) are within the Field, and (ii) are owned or controlled by Licensor or as to which Licensor has the power to grant rights thereunder, including but not limited to Patents. Unless the context of this Agreement requires otherwise, the term "Technology" shall include the Technology and know-how as defined in this section, the Patents, the Service Marks, and the Trademarks.

     1.5  "Licensed Territory" means the United States, Canada and Mexico.

     1.6  "Licensed Products" means:

          (a) products, compositions, services, and apparatuses, the manufacture, use, importation or sale of which in the absence of the licenses granted hereunder would infringe at least one claim of a Patent; and

          (b) products, compositions and apparatuses which, in whole or in part, employ or are within the definition of Technology.



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    1.7  "Licensed Processes" means:

          (a) processes and methods, the use of which in the absence of the licenses granted hereunder would infringe at least one claim of a Patent; and

          (b) processes and methods which, in whole or in part, employ or are within the definition of Technology.


                                2. Patent License

     2.1 Licensor hereby grants to Licensee, to the extent of the Licensed Territory and to the exclusion of Licensor, the sole and exclusive license to practice the Patents within the Field, including but not limited to the manufacture, use, importation and sale of Licensed Products and use of Licensed Processes.

                              3. Technology License

     3.1 Licensor hereby grants to Licensee, to the extent of Licensed Territory and to the exclusion of Licensor, the sole and exclusive license to practice the Technology and know-how within the Field, including but not limited to the manufacture, use, importation and sale of Licensed Products and use of Licensed Processes.

     3.2 Promptly after execution of this Agreement, Licensor shall make available to Licensee for its use all Technology in Licensor's possession needed to make Licensed Products and to use Licensed Processes.



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                      4. Service Mark and Trademark License

     4.1 Licensor hereby grants to Licensee, to the extent of the Licensed Territory and to the exclusion of Licensor, the sole and exclusive license to utilize the Service Marks and Trademarks within the Field.


                              5. Retained Ownership

     5.1 Subject to the Patent license in Section 2., the Technology license in
Section 3., and the Service Mark and Trademark license in Section 4., Rudolf W. Gunnerman retains absolute ownership of all Technology.


                                  6. Royalties

     6.1 In consideration of this Agreement, the Licensee shall issue and deliver to Licensor or a limited partnership in which Licensor is a general partner certain partnership interests in Licensee.

     6.2 There shall be no royalty or other monetary consideration payable to Licensor as a result of or for this Agreement.


                                 7. Sublicensing

     7.1 Licensee shall have the right and obligation to grant sublicenses under this Agreement as more fully set forth in the Limited Partnership Agreement of Licensee, as



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the same may be amended or extended from time to time and to which this
Agreement is attached.


                        8. Representations and Warranties

     8.1  Licensor represents and warrants to Licensee:

          (a) that Licensor is the exclusive owner of all right, title and interest in and to the Technology, has the right to grant the licenses hereunder, has the right to enter into this Agreement, and has not granted to any other party any similar or conflicting right, license, shop right, or privilege under the Technology or with respect thereto;

          (b) that Licensor is not now aware of any prior art, prior offers for sale, or other events, circumstances or other facts that could in his opinion result in a finding that any claim in the Patents are either invalid or unenforceable;

          (c) that Licensor is not now aware of any actual, potential or threatened assertions of invalidity by third parties against the Technology, including but not limited to pending or threatened litigation;

          (d) that Licensor is not now aware of any potential, likely or actual charges by third parties of infringement concerning or arising out of the practice or use of the Technology; and

          (e) that Licensor is not now aware of any potential, likely or actual charges of infringement made or



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to be made or that could be made by or on behalf of Licensor against third parties concerning or relating to the Field.


                                     9. Term

     9.1 The term of the Technology license under Section 3.1 and the Service Mark and Trademark license under Section 4.1 above shall expire only upon the dissolution of Licensee in accordance with terms and conditions of the Limited Partnership Agreement of Licensee, as the same may be amended or extended from time to time and to which this Agreement is attached.

     9.2 The term of the Patent license under Section 2.1 above shall expire only (a) upon the expiration of the last of the Patents to expire or (b) upon the dissolution of Licensee in accordance with terms and conditions of the Limited Partnership Agreement of Licensee, as the same may be amended or extended from time to time and to which this Agreement is attached, whichever is earlier.


                                   10. Patents

     10.1 Rudolf W. Gunnerman shall from and after the date hereof, on behalf of Licensee and at Licensee's sole expense, file, prosecute, and maintain all Patents.

     10.2 The parties acknowledge that the Licensee is being formed to exploit the Technology in the Licensed Territory. Rudolf W. Gunnerman, on behalf of Licensee and at Licensee's



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sole expense, shall proceed promptly and diligently to obtain patent, copyright, or equivalent protection available under the laws of appropriate jurisdictions with respect to the subject matter of the Technology. All consultants, accountants, attorneys and other professionals utilized by Rudolf W. Gunnerman on behalf of Licensee in discharging his obligations pursuant to Sections 10.1 and 10.2 shall be acceptable to and approved by Licensee.

     10.3 Licensee shall have the right and obligation to institute or defend in its name and on behalf of Licensor, prosecute, maintain, and settle or otherwise compromise any actions by or against third parties for infringement. Licensor shall cooperate fully in such actions when so requested by Licensee. Any such defense shall be undertaken on behalf of Licensor and Licensee with counsel acceptable to and approved by Licensor. In the event Licensee determines not to institute or defend, prosecute, maintain, settle or otherwise compromise any actions as contemplated in the first sentence of this section, then Licensor at its option may undertake such actions at its expense, and Licensee shall have no further interest in the Patent which is the subject of such action, the proceeds therefrom, or any subsequent royalty or revenue from such Patent.



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                              11. Nonassignability

     11.1 Licensee may not assign its rights or obligations hereunder, except for sublicensing contemplated by Section 7. above.


                                12. Severability

     12.1 If any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.


                                  13. Marketing

     13.1 Licensee shall place in a conspicuous location on any products made or sold under any Patent, a patent notice in accordance with 35 U.S.C. Section 287. Licensee agrees to mark any products made using a process covered by any Patent with the number of each such patent and, with respect to Patents, to respond to any request for disclosure under 35 U.S.C. Section 287(b)(4)(B) by only notifying Licensor of the request for disclosure.


                               14. Confidentiality

     14.1 Each party hereto for itself and on behalf of affiliates agrees not to disclose to any third party any information, materials or documentation relating to the Technology except to the extent such disclosure is required



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by law, or by the ordinary business operations of Licensor or Licensee (with any sublicenses to contain similar confidentiality obligations), and agrees that such information is proprietary and confidential. At any time that the disclosure of proprietary and confidential information is required, Licensor or Licensee shall obtain from the party to whom such disclosure is made an appropriate written agreement protecting against the further disclosure or dissemination of such information.


                             15. General Provisions

     15.1 Notices. Any and all notices or other communication required or permitted by this Agreement to be served on or given to any party hereto shall be in writing and shall be deemed duly served and given when personally delivered, given by facsimile, or deposited in the United States mail, by certified mail, return receipt requested, or Express Mail, Federal Express, DHL, or UPS Next Day Air addressed to the parties as follows:

Licensor:                                  Licensee:
        Rudolf W. Gunnerman                        A-55 Limited Partnership
        100 N. Arlington Ave.                      c/o Daniel J. Klaich,
        Suite 14-H                                   Sr.Vice Pres.
        Reno, Nevada 89501                         210 Gentry Way
        Fax:   (702)826-8393                       Reno, Nevada 89502
                                                   Fax:   (702)826-8383


     15.2 Relationship of the Parties. Nothing in this Agreement shall be construed to create between the parties a partnership, association, joint venture or agency.




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